Exhibit 99

FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
March 21, 2006	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC. ANNOUNCES
INTENTION TO REPURCHASE STOCK

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Southern Missouri") (NASDAQ:SMBC) parent company of Southern Missouri Bank & Trust Co., today announced the intention of the Southern Missouri Bancorp, Inc. Employee Stock Ownership Plan ("the ESOP") to repurchase up to $180,000 market value of Southern Missouri's common stock.

ESOP trustees were given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchase. The ESOP intends to purchase the shares prior to June 30, 2006, at prevailing market prices in the open market or in privately negotiated transactions, subject to availability and general market conditions.

The repurchased shares will be used for contributions to the ESOP for fiscal year 2006. It is expected that the stock repurchases will be funded by cash generated by the ESOP through cash on hand, operations, and other sources.